Exhibit 99.1

INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENT

Unaudited Pro Forma Balance Sheet as of February 17, 2022	F-2

F-1

A SPAC I ACQUISITION CORP.

PRO FORMA BALANCE SHEET

	February17,	Pro Forma Adjustments	As Adjusted
	2022	(Unaudited)	(Unaudited)
Assets
Cash	$1,025,000	$—	$1,025,000
Prepaid expense	281,405	—	281,405
Total current assets	1,306,405	—	1,306,405

Cash held in trust account	60,600,000	—	60,600,000

Total Assets	$61,906,405	$—	$61,906,405

Liabilities, Shares Subject to Redemption and Shareholders’ Deficit
Accrued offering costs and expenses	$278,113	$—	$278,113
Due to related party	95,774	—	95,774
Over-allotment option liability	62,985		62,985
Promissory note - related party	400,000	—	400,000
Total current liabilities	836,872	—	836,872

Deferred underwriting fee payable	2,100,000	—	2,100,000
Total Liabilities	2,936,872	—	2,936,872

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 6,000,000 shares at accretion carrying value with redemption value of $10.10 per share	60,600,000	(11,235,653)	49,364,347
Shareholders’ (Deficit) Equity
Preference shares, no par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, no par value; 100,000,000 shares authorized; 1,794,000 issued and outstanding (excluding 6,900,000 subject to possible redemption) (1)	—	—	—
Class B ordinary shares, no par value; 100 shares authorized; one share issued and outstanding	—	—	—
Additional paid-in capital	—	9,620,701	9,620,701
Accumulated deficit	(1,630,467)	1,614,952	(15,515)
Total Shareholders' (Deficit) Equity	(1,630,467)	—	9,605,186
Total Liabilities, Shares Subject to Redemption, and Shareholders’ (Deficit) Equity	$61,906,405	$—	$61,906,405

(1)	Includes an aggregate of up to 225,000 Class A ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter.

(2)	Shares have been retroactively restated to reflect a share repurchase and subscription. On June 7, 2021, we issued 2,875,000 Class B ordinary shares to our sponsor for an aggregate purchase price of $25,000 or approximately $0.01 per share. On July 19, 2021, 2,874,999 Class B ordinary shares were repurchased and cancelled at an aggregate repurchase price of $25,000 or approximately $0.01 per share, resulting in one Class B ordinary share in issue after the repurchase. On the same day, we issued 2,300,000 Class A ordinary shares to our sponsor for an aggregate purchase price of $25,000, or approximately $0.01 per share. Subsequently, on January 14, 2022, our sponsor surrendered for no consideration and we canceled 575,000 of such Class A ordinary shares, resulting in 1,725,000 Class A ordinary shares remaining outstanding.

F-2